UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mateon Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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The information below supplements information contained in Mateon Therapeutics, Inc.’s (the “Company”) definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 3, 2016, for its Special Meeting of Shareholders to be held on November 11, 2016. The definitive proxy statement contains important additional information, and this supplement should be read in conjunction with the proxy statement and our other supplemental proxy materials.

***Important Shareholder Meeting Information***

Company will be delisted by Nasdaq if reverse split does not pass

Mateon’s management and board of directors urge all stockholders to support the reverse split proposal that is proposed for a vote at the upcoming stockholders meeting. We face an imminent Nasdaq deadline of November 28 to return to compliance with Nasdaq’s $1.00 closing bid price requirement, and there are no further viable options available to prevent a delisting other than implementing the reverse split.

Based on the current status of the vote, the company does not believe that the reverse split proposal will obtain the support of the holders of a majority of the outstanding shares of our common stock, which is the required threshold for approval. Most of the stockholders who have indicated to us that they do not support the reverse split have stated the following reasons for their lack of support:

•	Concern that reverse split will lead to additional dilution of the existing stockholders; and

•	Preference for a sale of the entire company or its lead asset.

In this message, we will respond to these key reasons for opposition.

Dilution

Management is proposing the reverse split to help keep Mateon listed on Nasdaq, not for the purpose of diluting current stockholders. There are at least 28 million authorized shares available for issuance even if the reverse split proposal does not pass. This is more than the total number of shares currently outstanding. To help address the expressed dilution concerns, we commit, following the passage of the reverse split and provided that Mateon remains listed on Nasdaq, that if we sell shares of Mateon common stock in a capital-raising transaction prior to September 2017, we will provide our then-current stockholders the ability to purchase additional shares of our common stock on the same financial terms as the newly-issued common stock (unless the sale of common stock is to a pharmaceutical company concurrent with a CA4P partnering transaction).

Sale

We view partnering with a large pharmaceutical company as critical to achieving the maximum sales potential for our product candidates, and the maximum value for stockholders. Our business development efforts have already targeted a majority of the larger pharmaceutical companies along with numerous regional specialty companies, and we have generated interest in both CA4P and OXi4503. For over the past year we have pursued efforts to find an appropriately-valued transaction with one of these companies. However, it is clear to us that substantially all of our potential pharmaceutical partners want to see additional efficacy data from our product candidates prior to their completing a transaction with us. This is not unexpected given the long development history of our investigational drugs and lack of complete data from most of the clinical trials (except GOG-0186I) conducted to date. We believe that a fairly-valued partnering transaction will only take place after extensive negotiation and will most likely be achieved when we have viable alternatives available to us. We believe that remaining listed on Nasdaq provides Mateon with advantages in this process and thus has the greatest potential to benefit all stockholders.

Adjournment of Special Meeting

If we obtain a quorum for the Special Meeting scheduled to occur on November 11, 2016 but have not obtained the support of the necessary majority of the outstanding shares for the reverse stock split by that date, we intend to adjourn the Special Meeting to a date to be announced.

The information above supplements information contained in Mateon’s definitive proxy statement filed with the Securities and Exchange Commission on October 3, 2016. The definitive proxy statement contains important additional information, and this supplement should be read in conjunction with the proxy statement and other related supplemental proxy materials.

The Nation’s leading Proxy Advisory Firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, both find it to be in stockholders’ best interests to vote FOR the reverse split.

All votes count! Please consider all relevant information and cast your vote in favor of Mateon’s reverse stock split.

Stockholders who have already voted and want to change their vote can update their vote at any time – the most recently cast votes become what is recorded.

Please act in your best interest and vote in favor of the proposed reverse stock split.

We need your support!

If you have questions or need assistance voting your shares, you should contact:

Brokers call collect: (203) 658-9400

Stockholders call toll free: (800) 662-5200